SCHEDULE 14A INFORMATION
              Proxy Statement Pursuant to Section 14 (a) of the
                      Securities Exchange Act of 1934



Filed by the Registrant                        [x]
Filed by a Party other than the Registrant     [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e) (2)
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12



                            Peoples Bancorp Inc.
              ________________________________________________
              (Name of registrant as Specified in its Charter)


  _____________________________________________________________________
  (Name of Person Filing Proxy Statement, if other than the Registrant)



Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which
          transaction applies:
          ________________________________________________________

     (2)  Aggregate number of securities to which transaction
          applies:
          ________________________________________________________

     (3)  Per unit price or other underlying value of
          transaction computed pursuant to Exchange Act Rule 0-11
          (Set forth the amount on which the filing fee is
          calculated and state how it was determined):
          ________________________________________________________

     (4)  Proposed maximum aggregate value of transaction:
          ________________________________________________________

     (5)  Total fee paid:
          ________________________________________________________


[ ]  Fee paid previously with the preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid: ________________________________
     (2)  Form, Schedule or Registration Statement No.: __________
     (3)  Filing Party: __________________________________________
     (4)  Date Filed: ____________________________________________




PEOPLES BANCORP INC.
POST OFFICE BOX 738
MARIETTA, OHIO  45750
(740) 374-6136




                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                   ----------------------------------------
                             PEOPLES BANCORP INC.
                             --------------------
                               Marietta, Ohio
                                March 8, 1999



To the Shareholders of Peoples Bancorp Inc.:

   You are cordially invited to attend the Annual Meeting of Shareholders (the "Annual Meeting") of Peoples Bancorp Inc. (the "Company") to be held at 9:30 A.M., local time, on Thursday, April 15, 1999, in the Mississippi Delta Room, Lafayette Hotel, 101 Front Street, Marietta, Ohio, for the following purposes:


   1. To elect the following Directors for terms of three years each:

      Nominee                                  Term Expires In
      -------                                  ---------------
      Frank L. Christy  (for re-election)           2002
      Rex E. Maiden     (for re-election)           2002
      Joseph H. Wesel   (for re-election)           2002

   2. To transact such other business as may properly come before the Annual Meeting and any adjournment(s) thereof.

      Shareholders of record at the close of business on February 16, 1999, will be entitled to notice of and to vote at the Annual Meeting and any adjournment(s) thereof.

      You are cordially invited to attend the Annual Meeting. The vote of each shareholder is important, whatever the number of common shares held. Whether or not you plan to attend the Annual Meeting, please sign, date and return your Proxy promptly in the enclosed envelope.

      The Company's Annual Report to Shareholders for the fiscal year ended December 31, 1998, accompanies this Notice and Proxy Statement.

                                        By Order of the Board of Directors,


                                        /s/ RUTH I. OTTO
                                            ------------
                                            Ruth I. Otto
                                            Corporate Secretary



                            PEOPLES BANCORP INC.
                             138 Putnam Street
                            Marietta, Ohio  45750
                              (740) 374-6136


                              PROXY STATEMENT
                              ---------------

   This Proxy Statement and the accompanying proxy are being mailed to shareholders of Peoples Bancorp Inc., an Ohio corporation (the "Company"), on or about March 8, 1999, in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") called to be held on Thursday, April 15, 1999, or at any adjournment(s) thereof. The Annual Meeting will be held at 9:30 A.M., local time, in the Mississippi Delta Room, Lafayette Hotel, 101 Front Street, Marietta, Ohio.

   The Company has four wholly-owned subsidiaries. They include The Peoples Banking and Trust Company ("Peoples Bank"), The First National Bank of Southeastern Ohio ("First National"), Peoples Bank FSB ("Peoples FSB") and The Northwest Territory Life Insurance Company ("Northwest Territory").

   A proxy for use at the Annual Meeting accompanies this Proxy Statement and is solicited by the Board of Directors of the Company. Shareholders of the Company may use their proxies if they are unable to attend the Annual Meeting in person or wish to have their common shares of the Company voted by proxy even if they do attend the Annual Meeting. Without affecting any vote previously taken, any shareholder executing a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company, at the address of the Company set forth on the cover page of this Proxy Statement, written notice of such revocation; by executing a later-dated proxy which is received by the Company prior to the Annual Meeting; or by attending the Annual Meeting and giving notice of such revocation in person. Attendance at the Annual Meeting will not, in and of itself, constitute
-----------------------------------------------------------------------
revocation of a proxy.
---------------------

   Only shareholders of the Company of record at the close of business on February 16, 1999 (the "Record Date"), are entitled to receive notice of and to vote at the Annual Meeting and any adjournment(s) thereof. At the close of business on the Record Date, 5,795,604 common shares were outstanding and entitled to vote. Each common share entitles the holder thereof to one vote on each matter to be submitted to shareholders at the Annual Meeting. A quorum for the Annual Meeting is a majority of the common shares outstanding. There is no cumulative voting with respect to the election of directors.

   Broker/dealers, who hold their customers' common shares in street name, may, under the applicable rules of the self-regulatory organizations of which the broker/dealers are members, sign and submit proxies for such common shares and may vote such common shares on routine matters, which, under such rules, typically include the election of directors, but broker/dealers may not vote such common shares on other matters, which typically include the approval of compensation plans, without specific instructions from the customer who owns such common shares. Proxies signed and submitted by broker/dealers which have not been voted on certain matters as described in the previous sentence are referred to as broker non-votes.

   As of the date of this Proxy Statement, the Board of Directors of the Company does not know of any business to be brought before the Annual Meeting except as set forth in this Proxy Statement. However, if any matters other than those referred to in this Proxy Statement should properly come before such Annual Meeting, or any adjournment(s) thereof, it is intended that the persons named as proxies in the enclosed proxy may vote the common shares represented by said proxy on such matters in accordance with their best judgment in light of the conditions then prevailing.

   The Company will bear the costs of preparing and mailing this Proxy Statement, the accompanying proxy and any other related materials and all other costs incurred in connection with the solicitation of proxies on behalf of the Board of Directors. Proxies will be solicited by mail and may be further solicited, for no additional compensation, by officers, directors, or employees of the Company and its subsidiaries by further mailing, by telephone, or by personal contact. The Company will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees, and fiduciaries, who are record holders of common shares not beneficially owned by them, for forwarding such materials to and obtaining proxies from the beneficial owners of common shares entitled to vote at the Annual Meeting.

   The Annual Report to the Shareholders of the Company for the fiscal year ended December 31, 1998 (the "1998 fiscal year") is enclosed herewith.



                        SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT
                       --------------------------------

   The following table sets forth, as of the Record Date, certain information concerning the beneficial ownership of common shares by the only person known to the Company to be the beneficial owner of more than 5% of the outstanding common shares:


 Name and Address             Amount and Nature               Percent of
of Beneficial Owner        of Beneficial Ownership             Class (1)
-------------------        -----------------------            ----------

Peoples Bank - Trustee           841,977 (2)                    14.6 %
138 Putnam Street
Marietta, Ohio 45750
____________________________________________

(1) The percent of class is based on 5,795,604 common shares outstanding on the Record Date.

(2) Includes 154,031 common shares, 485,115 common shares, 153,207 common shares and 49,624 common shares as to which the Investment and Trust Department of Peoples Bank has shared investment and sole voting power, sole voting and investment power, and sole investment and shared voting power, respectively. The officers and directors of Peoples Bank and the Company disclaim beneficial ownership of these common shares by reason of their positions. Does not include 208,124 common shares held by the Investment and Trust Department in its capacity as Trustee under the Peoples Bancorp Inc. Retirement Savings Plan with respect to which the Investment and Trust Department neither voting nor investment power.


   The following table sets forth, as of the Record Date, certain information with respect to the common shares beneficially owned by each director of the Company, by each nominee for election as a director of the Company, by the executive officer of the Company named in the Summary Compensation Table and by all executive officers and directors of the Company as a group:

                Amount and Nature of Beneficial Ownership (1)
                ---------------------------------------------

                                        Common Shares
                         Common    Which Can Be Acquired
                         Shares       Upon Exercise of
                        Presently    Options Execisable           Percent of
Name                      Held         Within 60 Days     Total     Class(2)
-------------------     ---------      --------------    -------  -----------

George W. Broughton      88,436  (4)       8,134         96,570      1.6%
Frank L. Christy         89,976  (5)           0         59,976      (3)
Wilford D. Dimit         16,611  (6)       8,497         25,108      (3)
Robert E. Evans (7)      98,160  (8)      26,317        124,477      2.1%
Barton S. Holl            9,920  (9)       6,083         16,003      (3)
Rex E. Maiden             6,399            2,688          9,087      (3)
Norman J. Murray         23,188 (10)       1,925         25,113      (3)
Paul T. Theisen          14,719 (11)       9,041         23,760      (3)
Thomas C. Vadakin         5,687 (12)       1,925          7,612      (3)
Joseph H. Wesel          39,627 (13)       7,044         46,671      (3)


All directors and
executive officers
as a group
(numbering 16)          406,175 (14)      54,941        532,770      9.1%
__________________

 (1) Unless otherwise noted, the beneficial owner has sole voting and investment power with resepect to all of the common shares reflected in the table. All fractional common shares have been rounded to the nearest whole common share.

 (2) The percent of class is based upon 5,795,604 common shares outstanding on the Record Date and the number of common shares, if any, as to which the named person has the right to acquire beneficial ownership upon the exercise of options exercisable within 60 days of the Record Date.

 (3) Reflects ownership of less than 1% of the outstanding common shares.

 (4) Includes 4,668 common shares held by Mr. Broughton as custodian for his children, as to which Mr. Broughton has sole voting and investment power and claims beneficial ownership. Does not include 10,627 common shares held or record and beneficially owned by Mr. Broughton's wife, as to which he has no voting or investment power and disclaims beneficial ownership. Also does not include 10,025 common shares held in Carl Broughton Trust for George, a trust with Peoples Bank as Trustee. Peoples Bank exercises sole voting and investment power with respect to the common shares held in this Trust and these common shares are included among the common shares shown as beneficially owned by Peoples Bank in the preceding table. Does not include 16,472 common shares held of record by the Broughton Foods Company Pension Trust B, as to which Mr. Broughton has no voting or investment power and disclaims beneficial ownership. Does not include 501 common shares payable from the Peoples Bancorp Inc. Deferred Compensation Plan for Directors of Peoples Bancorp Inc. and Subsidiaries, of which Mr. Broughton exercises no voting or investment control.

 (5) Includes 7,037 common shares held in the Frank L. Christy Investment Account as to which he exercises shared voting and investment power. Also includes 52,932 common shares held in the Riverbank Restaurants Inc. Agency Account as to which Mr. Christy exercises shared voting and investment power.

 (6) Includes 10,241 common shares held jointly by Mr. Dimit and his wife as to which he exercises shared voting and investment power. Does not include 4,367 common shares payable from the Peoples Bancorp Inc. Deferred Compensation Plan for Directors of Peoples Bancorp Inc. and Subsidiaries, of which Mr. Dimit exercises no voting or investment control.

 (7) Executive officer of the Company in the Summary Compensation Table.

 (8) Includes 19,811 common shares allocated to the account of Mr. Evans in the Peoples Bancorp Inc. Retirement Savings Plan with respect to which Mr. Evans has the power to direct the voting and disposition. Does not include 13,107 common shares held of record and owned beneficially by Mr. Evans' wife, as to which common shares Mr. Evans has not voting or investment power and disclaims beneficial ownership. Does not include 4,772 shares payable from the Peoples Bancorp Inc. Deferred Compensation Plan for Directors of Peoples Bancorp Inc. and Subsidiaries, of which Mr. Evans exercises no voting or investment control.

 (9) Includes 13,524 common shares held jointly by Mr. Holl and his wife as to which he exercises shared voting and investment power.

(10) Includes 13,524 common shares held in the name of Mr. Murray's wife.
     Mr. Murray's wife died on October 31, 1998. Mr. Murray, as Executor of his wife's Estate, exercises voting and investment power. Also includes 2,904 common shares held in the Susan Murray Trust Investment Account as to which Mr. Murray, as Trustee, exercises shared voting and investment power.

(11) Does not include 3,013 common shares payable from the Peoples Bancorp Inc. and Subsidiaries, of which Mr. Theisen exercises no voting or investment control.

(12) Includes 5,155 shares in the Thomas C. Vadakin Investment Account in Peoples Bank in which Mr. Vadakin shares investment and voting power.

(13) Does not include 8,699 common shares held of record and beneficially owned by Mr. Wesel's wife as to which he has no voting or investment power and disclaims beneficial ownership. Does not include 4,113 common shares payable from the Peoples Bancorp Inc. Deferred Compensation Plan for Directors of Peoples Bancorp Inc. and Subsidiaries, of which Mr. Wesel exercises no voting or investment control. Also does not include 20,503 common shares in the Joseph and Lu Wesel Grandchildren's Trust in which the Peoples Bank has sole investment and voting powers. Does not include 18,670 common shares held of record by the Marietta Ignition, Inc. Pension Plan as to which Mr. Wesel has no voting or investment power and disclaims beneficial ownership. Mr. Wesel serves as a member of the Administrative Committee for Marietta Ignition, Inc. Pension Plan. Peoples Bank shares voting power with respect to the common shares held in the Marietta Ignition, Inc. Pension Plan with the Plan Administrator and said common shares shown as beneficially owned by Peoples Bank in the preceding table.

(14) Includes common shares held jointly by directors and officers and other persons. Also includes 26,660 common shares allocated to the respective accounts of executive officers of the Company in the Peoples Bancorp Inc. Retirement Savings Plan. See notes (4) through (6) and (8) through (12) above.


                           ELECTION OF DIRECTORS
                           ---------------------

                             (Item 1 on Proxy)

   Pursuant to the authority granted under Section 2.02 (C) of the Company's Regulations, on February 11, 1999, the Board of Directors increased the number of Directors in the class whose term expires at the Annual Meeting to four and appointed Frank L. Christy to fill the vacancy created by such increase. Norman J. Murray has elected not to stand for re-election at the Annual Meeting and the Board of Directors has fixed the number of Class I Directors to be elected at the Annual Meeting at three. Each Class I Director is to be elected for a three-year term and until his successor is duly elected and qualified. It is the intention of the persons named in the accompanying proxy to vote the common shares represented by the proxies received pursuant to this solicitation for the nominees named below who have been designated by the Board of Directors, unless otherwise instructed on the proxy.

   The following table gives certain information concerning each nominee for election as a director of the Company. Unless otherwise indicated, each person has held his principal occupation for more than five years.

                           Position(s) Held With
                            the Company and its        Director
                             Subsidiaries and        Continuously
Nominee             Age  Principal Occupation(s)         Since    Expiring In
-------             ---  -----------------------         -----    -----------

Frank L. Christy    51   President/Owner of Christy       1999       2002
                         & Associate, Marietta, OH,
                         a business development
                         company located in Marietta,
                         Ohio; Director of Peoples
                         Bancorp Inc. from February
                         19, 1999 to present.

Rex E. Maiden       63   Chairman of the Board of         1996       2002
                         Maiden & Jenkins Construction
                         Co., Nelsonville, OH,
                         highway and bridge constractor
                         and contractor of commercial,
                         industrial and educational
                         buildings; Treasurer and
                         Director of Sunday Creek Coal
                         Co., Nelsonville, OH, holding
                         company for land and minerals
                         (coal and oil); President and
                         Chairman of the Board of
                         Nelsonville, OH, design consulting
                         firm; Chairman of the Board,
                         Black Top Contracting, Nelsonville,
                         OH, paving contractor; Chairman of
                         the Board, BT Materials,
                         Nelsonville, OH, sand and gravel
                         mining operation and ready-mix
                         concrete plant. (1)

Joseph H. Wesel    69    Chairman and Chief Executive     1989       2002
                         Officer of Marietta Automotive
                         Warehouse, Inc., Marietta, Ohio,
                         an automotive parts wholesaler;
                         President of Auto Paints Works Inc.,
                         Marietta, Ohio, a wholesaler/retailer
                         of auto paint and body shop supplies;
                         President of W.D.A. Inc., Marietta,
                         Ohio, a real estate holding company;
                         Director, Marietta Ignition, Inc., a
                         wholesaler/retailer of automotive
                         parts and industrial supplies;
                         Chairman of the Board of the Company
                         since 1991. (1)

__________________________________

(1) Mr. Maiden and Mr. Wesel are also directors of Peoples Bank.


   While it is contemplated that all nominees will stand for election, if one or more nominees at the time of the Annual Meeting should be unavailable or unable to serve as a candidate for election as a director, the proxies reserve full discretion to vote the common shares represented by the proxies for the election of the remaining nominees and for the election of any substitute nominee or nominees designated by the Board of Directors. The Board of Directors knows of no reason why any of the above-mentioned persons will be unavailable or unable to serve if elected to the Board.

   The Regulations of the Company provide that shareholder nominations for election to the Board of Directors must be made in writing and must be delivered or mailed to the Secretary of the Company not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than 21 days notice of the meeting is given to the shareholders, such nomination must be mailed or delivered to the Secretary not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed. Such notification must contain the following information to the extent known by the notifying shareholder: (a) the name, age, business address and residence address of each proposed nominee; (b) the principal occupation or employment of each proposed nominee; (c) the number of common shares beneficially owned by each proposed nominee and by the notifying shareholder; and (d) any other information required to be disclosed with respect to a nominee for election as a director under the proxy rules promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"). Each such notification must be accompanied by the written consent of the proposed nominee to serve as a director of the Company if elected. Nominations which the Chairman of the Annual Meeting determines are not made in accordance with the Regulations of the Company will be disregarded.

   Under Ohio law and the Company's Regulations, the three nominees for election as Class I directors receiving the greatest number of votes will be elected as directors.

   The following table gives certain information concerning the current directors who will continue to serve after the Annual Meeting. Unless otherwise indicated, each person has held his or her principal occupation for more than five years.


                           Position(s) Held With
                            the Company and its         Director       Term
                             Subsidiaries  and        Continuously    Expires
Name                 Age   Principal Occupation(s)       Since          In
----                 ---   -----------------------       -----       --------

George W. Broughton  41    Director and Executive          1994        2000
                           Vice President/Sales and
                           Marketing, Brougton Foods
                           Co., a processor and
                           distributor of dairy
                           products; Director of SBR,
                           Inc., maker of replacement
                           windows and owner of "Wood
                           Crafters" catalog and
                           stores. (1)

Wilford D. Dimit     64    President of First Settlement,  1993        2000
                           Inc., Marietta, Ohio, a
                           retail clothing store, shoe
                           store and restaurant. (1)

Barton S. Holl       75    Chairman of the Board of        1990        2000
                           Logan Clay Products, Inc.,
                           Logan, Ohio, a manufacturer
                           of clay products.

Robert E. Evans      58    President and Chief Executive   1980        2001
                           Officer of the Company and of
                           Peoples Bank; Chairman of the
                           Board of Northwest Territory
                           and Peoples Bank FSB. (2)

Paul T. Theisen      68    Of counsel with firm of         1980        2001
                           Theisen, Brock, Frye, Erb &
                           Leeper Co., L.P.A.,
                           Attorneys-at-Law, Marietta,
                           Ohio. (3)

Thomas C. Vadakin    67    President of Vakadin, Inc.,     1980        2001
                           a heavy industrial cleaning
                           service, prior to his retirement
                           on December 31, 1997; Director,
                           The Airolite Company, Marietta,
                           Ohio, a manufacturer of
                           ventilating louvers. 100%
                           Owner of Conclude, Inc., an
                           Ohio corporation, as of now a
                           dormant corporation. (2)

______________________

(1)  Mr. Broughton, Mr. Dimit and Mr. Vadakin are also directors of Peoples
     Bank.

(2) Mr. Evans is also a director of Peoples Bank, First National Bank, Northwest Territory Life Insurance Company and Peoples FSB.

(3)  Mr. Theisen is also a director of Peoples Bank and First National.


     Directors, Thomas C. Vadakin and Paul T. Theisen are brothers-in-law.

   The Board of Directors of the Company held a total of twelve (12) meetings during the Company's 1998 fiscal year. Each incumbent director attended 75% or more of the aggregate of the total number of meetings held by the Board of Directors during the period he served as a director and the total number of meetings held by all committees of the Board of Directors on which he served during the period he served.

   The Board of Directors of the Company has an Audit Committee comprised of George W. Broughton, Wilford D. Dimit, Barton S. Holl, Norman J. Murray and Joseph H. Wesel (Mr.Wesel serves as an ex-officio member). The function of the Audit Committee is to assist the Audit Department of the Company in the annual review of the loan portfolio of each subsidiary bank, to review the work schedule of the Audit Department as to when audits of the subsidiaries are to be conducted and the adequacy of such audits, to review the adequacy of the Company's system of internal controls, to investigate the scope and adequacy of the work of the Company's independent auditors, and to recommend to the Board of Directors a firm of accountants to serve as the Company's independent auditors. The Audit Committee met two (2) times during the Company's 1998 fiscal year.

   The Board of Directors of the Company has a Compensation Committee comprised of Rex E. Maiden, Norman J. Murray, Thomas C. Vadakin and Joseph H. Wesel. The function of the Compensation Committee is to review and recommend for approval by the Board of Directors salaries, bonuses, employment agreements and employee benefit plans for officers and employees, to supervise the operation of the Company's compensation plans, including its Stock Option Plans, to select those eligible employees who may participate in each plan (where selection is required) and to prescribe (where permitted under the terms of the plan) the terms of any stock options granted under any stock option plan of the Company. The Compensation Committee met two (2) times during the Company's 1998 fiscal year.

   The Board of Directors does not have a standing nominating committee or committee performing similar functions.


                        TRANSACTIONS INVOLVING MANAGEMENT
                        ---------------------------------

   Paul T. Theisen is of counsel in the law firm of Theisen, Brock, Frye, Erb & Leeper Co., L.P.A. which rendered legal services to the Company and its subsidiaries during the Company's 1998 fiscal year and is expected to render legal services to the Company and its subsidiaries during the Company's 1999 fiscal year.

   During the Company's 1998 fiscal year, its subsidiaries, Peoples Bank, Peoples FSB and First National, entered into banking transactions, in the ordinary course of their respective businesses, with certain executive officers and directors of the Company, with members of their immediate families and with corporations for which directors of the Company serve as executive officers. It is expected that similar banking transactions will be entered into in the future. Loans to such persons have been made on substantially the same terms, including the interest rate charged and the collateral required, as those prevailing at the time for comparable transactions with persons not affiliated with the Company or its subsidiaries. These loans have been subject to, and are presently subject to, no more than a normal risk of uncollectibility and present no other unfavorable features. The aggregate amount of loans to directors and executive officers of the Company and their associates as a group at December 31, 1998, was $2,544,872. This does not include the aggregate amount of $13,822,734, in loans to persons acting in the sole capacity as directors or executive officers of subsidiaries of the Company. As of the date hereof, all of such loans are performing loans.


                     REPORT OF THE COMPENSATION COMMITTEE OF
                THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
                ------------------------------------------------

   Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, this Report and the graph set forth on page 15 shall not be incorporated by reference into any such filings.

   The members of the Compensation Committee (the "Committee") are Rex E. Maiden, Norman J. Murray, Thomas C. Vadakin and Joseph H. Wesel, none of whom is a compensated executive officer or employee of the Company or its subsidiaries. Mr. Wesel is Chairman of the Board of the Company. The Committee meets periodically to review and recommend for approval by the Board of Directors salaries, bonuses, employment agreements and employee benefits plans for officers and employees, including executive officers of the Company. The Committee also supervises the operation of the Company's compensation plans, selects those eligible employees who may participate in each plan (where selection is permitted) and prescribes (where permitted under the terms of the plan) the terms of any stock options granted under any stock option plan of the Company.

   Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits a publicly-held corporation, such as the Company, from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) at the close of the corporation's fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation's fiscal year. The $1 million compensation deduction limitation does not apply to "performance-based compensation". The final regulations issued by the Internal Revenue Service under Section 162(m) of the Internal Revenue Code of 1996 in December of 1995 (the "IRS Regulations") set forth a number of provisions which compensatory plans, such as the Performance Compensation Plan, the Peoples Bancorp Inc. 1993 Stock Option Plan (the "1993 Plan"), the Peoples Bancorp Inc. 1995 Stock Option Plan (the "1995 Plan") and the Peoples Bancorp Inc. 1998 Stock Option Plan (the "1998 Plan"), must contain if the compensation paid under such plans is to qualify as "performance-based" for the purposes of Section 162(m). In order to qualify as "performance-based" under the proposed IRS Regulations, the compensation must be paid solely on account of the attainment of one or more performance goals set by a compensation committee comprised solely of two (2) or more outside directors. The performance goals must be approved by a majority of shareholders prior to payment of the remuneration and the compensation committee must certify to the satisfaction of the goals. Due to the fact that all executive officers of the Company receive compensation at levels substantially below the $1 million deductibility limit, the Committee does not propose at this time to present for shareholder approval performance goals such as those provided in the Incentive Bonus Plan discussed below. The Company has determined that it is not necessary to modify the Company's 1993 Stock Option Plan since no further grants will be made to anyone listed in the Summary Compensation Table. The 1995 Plan and the 1998 Plan comply with Section 162(m) and the regulations promulgated therefrom so that any compensation which may be received therefrom under those plans by executive officers of the Company will qualify as "performance-based". The Committee will rely, from time to time, upon the advice of the Company's General Counsel regarding the appropriateness of presenting the Incentive Bonus Plan, or any similar plan, to shareholders.

   The Committee operates under the principle that the compensation of executive officers should be directly and significantly related to the financial performance of the Company. The compensation philosophy of the Company reflects a commitment to reward executive officers for performance through cash compensation and through plans designed to enhance the long-term commitment of officers and employees to the Company and its subsidiaries.
The cash compensation program for executive officers consists of two elements, a base salary component and an incentive component payable under the Incentive Bonus Plan. The combination of base salary and incentive compensation is designed to relate total cash compensation levels to the performance of the Company, its subsidiaries and the individual executive officer. The salaries of executive officers of the Company, including Mr. Evans' salary, have remained without substantial adjustment for a number of years, except for limited increases reflecting cost of living raises and special meritorious increases or adjustments reflecting increased responsibilities and promotions. Notwithstanding the above discussed general principle, when establishing Mr. Evans' base salary for 1998, the Committee extensively reviewed comparative compensation data regarding chief executive officers for companies, locally and nationally of similar size and purpose, from Deloitte & Touche, LLP, Crowe Chizek, Sheshunoff and the Ohio Bankers Association. The Committee also noted that Mr. Evans was listed in "America's Most Underpaid Bank CEOs" by Bank Investor (July, 1998) magazine. After such review, the Committee concluded that Mr. Evans' compensation was significantly below the averages in the referenced studies and increased his salary for 1998 by 12% to $212,800. While this adjustment did not cause Mr. Evan's compensation to increase above the averages, the Committee was of the opinion that it was necessary and appropriate to provide reasonably competitive compensation.

   In late 1996, the Company established a Performance Compensation Program ("Program") in which all employees of the Company and its subsidiaries are eligible to participate. The Program is designed to reward all employees for balanced growth and increased profitability. The amount of the award available for distribution is based upon the Company's performance with regard to specified performance goals. In 1998, the majority of potential incentive payout was based on Company's consolidated financial results. The remaining incentive payout for employees was based on the results of performance goals in certain subordinate models (such as subsidiary or branch models). The allocation of the bases for the payout percentage may be adjusted on an annual basis.

   In 1998, the performance goals focused on loan growth, deposit retention, profitability, asset quality and productivity (increased operational efficiency). The Program compared current year performance to the immediately prior year and rewarded employees for incremental growth in the key performance goals previously listed. Each performance goal was weighted
according to contribution to net income.   In general, the key performance
goals were evenly weighted for 1998. The Program limited varied weighting and permitted units of employees to achieve at different performance levels
resulting in differing levels of payout percentage.   The Program also
established the range of payout percentages which reflected the extent to which the Company and the units met or exceeded the performance goals. The payout percentage was uniformly applied to the gross salaries of each unit of each eligible employee. Consequently, enhanced performance in relation to the performance goals creates higher incentive bonuses. During 1998, performance goals were exceeded resulting in a payout to Mr. Evans of 5.35% of his base salary and similar payout percentages for each eligible employee.

   The Company's long-term compensation program consists primarily of stock options granted under the Company's 1993 Plan, the 1995 Plan and the 1998 Plan. The Committee believes that stock ownership by members of the Company's management and stock-based performance compensation arrangements are important in aligning the interests of management with those of shareholders, generally in the enhancement of shareholder value. Options are granted under all the Plans with an exercise price equal to the fair market value of the Company's common shares on the date of grant. If there is no appreciation in the fair market value of the Company's common shares, the options are valueless. The Committee grants options based upon its subjective determination of the relative current and future contribution each officer has or may make to the long-term welfare of the Company. On July 23, 1998, the Committee granted incentive stock options to Mr. Evans covering 1,079 common shares at an exercise price of $28.75 for a term of ten
(10) years with vesting of 25% annual from July 23, 2000 and on December 10, 1998, the Committee granted incentive stock options to Mr. Evans covering 5,000 common shares at an exercise price of $25.50 for a term of ten (10) years with vesting of 25% annually from December 10, 2000; and tendered incentive stock options covering a total of 4,192 common shares to the key employees as a group, exclusive of Mr. Evans, each for a term of ten (10) years with vesting of 25% annually from July 23, 2000.

   In order to further enhance Mr.Evans' long-term commitment to Peoples Bank, Peoples Bank entered in a Deferred Compensation Agreement with him in 1976. Under this Agreement, Mr.Evans agreed to serve Peoples Bank as an employee until he reaches age 65 or until his earlier retirement, disability or death and agreed not to engage in activities in competition with Peoples Bank. The amount of $5,000 is automatically accrued to Mr. Evans' account upon the completion of each year of service to Peoples Bank until he reaches normal retirement age.

   At various times in the past, the Company has adopted certain broad-based employee benefit plans in which the Company's executive officers are permitted to participate on the same terms as non-executive officer employees who meet applicable eligibility criteria, subject to legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans.

   To enhance the long-term commitment of the officers and employees of the Company and its subsidiaries, the Company established the Peoples Bancorp Inc. Retirement Savings Plan (the "Peoples 401(k) Plan"). Mr. Evans, as well as all officers and employees of the Company and its subsidiaries, may participate in the Peoples 401(k) Plan, upon satisfying applicable eligibility criteria. Company matching contributions and participant contributions may be invested in common shares providing each participant with motivation toward safe and sound long-term growth of the Company. Company matching contributions may vary at the discretion of the Board of Directors.


Submitted by the Compensation Committee of the Company's Board of Directors:
		 Rex E. Maiden, Norman J. Murray, Thomas C. Vadakin, and
                 JosephH. Wesel.


                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
                ------------------------------------------------

Summary of Cash and Certain Other Compensation
----------------------------------------------

   The following table shows for the last three fiscal years, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to Robert E. Evans, the Chief Executive Officer of the Company and the only executive officer of the Company whose total annual salary and bonus for the 1998 fiscal year exceeded $100,000.

                        SUMMARY COMPENSATION TABLE

                                                       Long Term
                                                      Compensation
                                                        Awards
                                Annual Compensation   ------------
                                -------------------

                                                      Securities      All
Name and                                              Underlying     Other
Principal              Salary  Director's   Bonus   Options/SARS  Compensation
Position         Year    $     Fees (2)    ($) (2)      (#)         ($) (3)
---------        ----  ------  ----------  -------  ------------  ------------

Robert E. Evans  1998  $212,800  $18,050   $12,711     6,079        $8,383
President and    1997  $195,180  $16,900   $12,712     7,700        $8,048
Chief Executive  1996  $181,600  $15,300   $16,929      ---         $7,250
Officer of the
Company and of
Peoples Bank
__________________________

(1) Fees received by Mr.Evans for services rendered during 1998, 1997 and 1996 as a director of the Company and its subsidiaries.

(2) All bonuses reported were earned by Mr. Evans pursuant to the Performance Compensation Program.

(3) "All Other Compensation" for 1998 includes the contribution of $3,383 to the Peoples 401(k) Plan on behalf of Mr. Evans to match pre-tax elective deferral contributions (included under "Salary") made by him. All Other Compensation" for 1998 also includes the amount of $5,000 which was accrued for the account of Mr. Evans pursuant to the terms of
     a  Compensation    Agreement  between   Mr.   Evans  and the Company.
     See the discussion under "Deferred Compensation Agreement".



Grant of Options
----------------

   The following table sets forth information concerning individual grants of options made under the 1993 Plan, the 1995 Plan and the 1998 Plan during the 1998 fiscal year to the named executive officer. The Company has never granted stock appreciation rights.


                                                              1998 Options
Name or Group                              1998 Options #     Exercise Price
-------------                              --------------     --------------

Robert E. Evans,                              5,000             $25.50
President and Chief Executive Officer         1,079             $28,75



Option Exercises and Holdings
-----------------------------

   The following table sets forth information with respect to unexercised options held as of the end of the 1998 fiscal year by Mr. Evans. He exercised no options during the 1998 fiscal year.



                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION VALUES
                -----------------------------------------------


                                               Number of
                   Number of              Securities Underlying         Value of Unexercised
                   Securities              Unexercised Options          In-the-Money Options
                   Underlying  Value        at FY-End (#)                 at FY-End ($) (1)
                   Options    Realized  --------------------------   --------------------------
Name               Exercised    ($)     Exercisable  Unexercisable   Exercisable  Unexercisable
----               ---------  --------  -----------  -------------   -----------  -------------
Robert E. Evans    0          n/a       26,317 (2)   23,982 (2)      $325,963     $73,027

________________________


(F1) "Value of Unexercised In-the-Money Options at FY-End" is based upon the fair market value of the Company's common shares on December 31, 1998 ($24.375) less the exercise price of in-the-money options at the end of the 1998 fiscal year.

(F2) If Mr. Evans' employment is terminated by reason of his death while an employee of the Company and/or a subsidiary, the options may be exercised in full for a period of one year, subject to the stated term of the
    options.   If  Mr. Evans' employment with the Company and its subsidiaries is terminated by reason of his retirement under the provisions of any retirement plan of the Company or any subsidiary or for any other reason, other than for death, permanent disability or cause, the options may be exercised in full for a period of three months following the date of retirement or permanent disability, subject to the stated term of the options. If Mr. Evans' employment is terminated for cause, his unexercised options will be forfeited.




Pension Plan
------------

   The following table shows the estimated annual pension benefits payable upon retirement at age 65 on a lifetime annuity basis under the Peoples Bancorp Inc. Retirement Plan, a funded, noncontributory pension plan (the "Pension Plan"), to a covered participant in specified compensation and years of service classifications.

PENSION PLAN TABLE
==================

                                      Years of Service
Annualized Average      -----------------------------------------------
Monthly Compensation       15        20        25        30        35
--------------------    -------   -------   -------   -------   -------

        $125,000        $32,979   $43,972   $54,965   $65,958   $65,958
        $150,000        $40,104   $53,472   $66,840   $80,208   $80,208
        $175,000        $42,954   $57,272   $71,590   $85,908   $85,908
        $200,000        $42,954   $57,272   $71,590   $85,908   $85,908
        $225,000        $42,954   $57,272   $71,590   $85,908   $85,908
        $250,000        $42,954   $57,272   $71,590   $85,908   $85,908


   Benefits listed in the Pension Plan Table are not subject to deduction for Social Security benefits or other amounts and are computed on a lifetime annuity basis.

   Monthly benefits upon normal retirement (age 65) are based upon 40% of "average monthly compensation" plus 17% of the excess, if any, of "average monthly compensation" over "covered compensation". For purposes of the Pension Plan, "average monthly compensation" is based upon the monthly compensation (including regular salary and wages, overtime pay, bonuses and commissions) of an employee averaged over the five consecutive credited years of service which produce the highest monthly average within the last ten years preceding retirement and "covered compensation" is the average of the 35 years of social security wage bases prior to social security retirement age ("covered compensation" for Robert E. Evans as of the end of the 1998 fiscal year was $45,216). 1998 annual compensation, to the extent determinable, for purposes of the Pension Plan for Mr.Evans was $160,000.
As of the end of 1998 fiscal year, Mr. Evans had 28credited years of service.


Deferred Compensation Agreement
-------------------------------

   On November 18, 1976, Peoples Bank entered into a Deferred Compensation Agreement with Mr.Evans. Under this Deferred Compensation Agreement, Mr. Evans agreed to serve Peoples Bank as an employee until he reaches age 65 or until his earlier retirement, disability or death and agreed not to engage in activities in competition with Peoples Bank. Under this Agreement, Mr. Evans or his beneficiaries are entitled to receive specified amounts upon Mr. Evans' retirement, disability or death, which amounts are payable monthly for ten years (with interest) or in one lump sum at the election of Peoples Bank.
The principal amount payable to Mr.Evans is based upon the sum of the amounts accrued for his account during his years of employment with Peoples Bank. During the Company's 1997 fiscal year, the amount of $5,000 was accrued for Mr. Evans' account pursuant to his Deferred Compensation Agreement and as of December 31, 1998, a total of $115,000 had been accrued to his account. The amount of $5,000 will be accrued to Mr. Evans' account upon the completion of each year of service to Peoples Bank until he reaches normal retirement age.


Directors' Compensation
-----------------------

   Each director of the Company receives $600 per calendar quarter and $600 for each meeting attended.

   Since 1991, the Company has maintained the Peoples Bancorp Inc. Deferred Compensation Plan for Directors of Peoples Bancorp Inc. and subsidiaries (the "Directors' Plan"). Voluntary participation in the Directors' Plan enables a director of the Company, or of one of its subsidiaries, to defer all or a part of his or her director's fees, including federal income tax thereon. Until January 2, 1998, such deferred fees earned interest at 7% per annum Effective January 2, 1998, Directors were permitted to allocate their deferrals between a cash account (earning a specified interest rate) and a stock account (credited with common shares based upon on the amount deferred and cash dividends on such common shares). The only right which a participant has with respect to his cash account and/or stock account is to receive distributions therefrom. Distribution of the deferred funds is made in a lump sum or annual installments beginning in the first year in which the person is no longer a director. The stock account will be paid only in stock and cash account only in cash.

   Directors, other than those employed by the Company (the "Non-employee Directors") were automatically granted options as specified from the 1993 Stock Option Plan ("1993 Plan") and the 1993 Plan has been terminated with the exhaustion of available grants. Non-employee Directors also were automatically granted options as specified for the 1995 Stock Option Plan ("1995 Plan") and all such current Non-employee Directors have received the maximum numbers of grants available to them except Non-employee Directors first elected or appointed to the Board between the 1998 and 2000 annual meetings of shareholders who will automatically be granted options on the date of such election or appointment covering a pro-rata number of common shares based upon the period before the 1998 or 2000 annual meeting of shareholders, as appropriate. All options granted to Non-Employee directors under the 1995 Plan become exercisable six (6) months from the date of the grant. All options granted, and to be granted, to Non-Employee Directors under the 1993 Plan and the 1995 Plan have, and will have, an option price equal to 100% of the fair market value of the Company's common shares on the date of the grant.

   On April 4, 1995, each Non-Employee Director who had served on the Company's Board and/or that of a subsidiary (a "Subsidiary Board") for all or a portion of at least five calendar years immediately preceding the January 1 before that date (the "Five-year Service Requirement") was automatically granted an option to purchase 1,362 common shares and each Non-Employee Director who had not satisfied the Five-year Service Requirement were granted an option for 273 common shares plus 273 common shares for each calendar year (or portion thereof) served from the 1998 Stock Option Plan ("1998 Plan"). On the date of the 1998 annual meeting of shareholders, each Non-Employee Director then serving who satisfied the Five-year Service Requirement were automatically granted an option for 1,362 common shares and each Non-Employee Director then serving who did not satisfy the Five-year Service Requirement were granted an option for 273 common shares plus 273 common shares for each calendar year (or portion thereof) served. Individuals who are first elected or appointed to the Board after April 9, 1998, but prior to the 1999 annual meeting of shareholders or between the 1998 and 2000 annual meetings of shareholders will be automatically granted options on the date of such election or appointment covering a pro-rata number of common shares based upon the period before the 1998 or 2000 annual meeting of shareholders, as appropriate. All options granted to Non-Employee Directors under the 1995 Plan become exercisable six months from the date of grant.

   All options granted, and to be granted, to Non-Employee Directors under the 1993, 1995 and 1998 Plans have, and will have, an option price equal to 100% of the fair market value of the Company's common shares on the date of grant.

   If a Non-Employee Director ceases to be a director for reasons other than his death, his options (whether granted under the 1993 Plan, the 1995 Plan or the 1998 Plan) may be exercised for a period of three months, subject to the stated term of the options. If a Non-Employee Director ceases to be a director by reason of his death, his options (whether granted under the 1993 Plan, the 1995 Plan or the 1998) may be exercised for a period of one year, subject to the stated term of the options. If a Non-Employee Director ceases to be a director by reason of fraud or intentional misrepresentation, embezzlement, misappropriation or conversion of assets or opportunities of the Company, all of his options granted under the 1995 Plan and the 1998 Plan will immediately terminate.


                           PERFORMANCE GRAPH
                           -----------------

   The following line graph compares the yearly percentage change in the Company's cumulative total shareholder return (as measured by dividing (i) the sum of (A)the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B)the difference between the price of the Company's common shares at the end and the beginning of the measurement period; by (ii)the price of the Company's common shares at the beginning of the measurement period) against the cumulative return for an index for NASDAQ Stock Market (U.S. Companies) comprised of all domestic common shares traded on the NASDAQ National Market System and the NASDAQ Small-Cap Market and an index for NASDAQ Bank Stocks comprised of all depository institutions
(SIC Code #602) and depository institutions holding companies (SIC Code #671) that are traded on the NASDAQ National Market System and the NASDAQ Small-Cap Market ("NASDAQ Bank Stocks"), for the five-year period ended December 31, 1998.



                     (actual numbers plotted on graph)

                                                          NASDAQ STOCKS
Year Ended  Peoples Bancorp Inc.  NASDAQ Bank Stocks    (U.S. Companies)
----------  --------------------  ------------------    ----------------
12/31/93        100.00                 241.193               249.861
12/31/94        117.92                 240.315               244.244
12/31/95        131.35                 357.89                345.448
12/31/96        166.63                 472.517               424.801
12/31/97        267.84                 791.156               521.159
12/31/98        239.00                 783.641               732.615

Notes:  1. Total return assumes reinvestment of dividends.
        2. Fiscal Year Ending December 31.
        3. Return based on $100 dollars invested on December 31, 1993 in Peoples Bancorp common stock, an index for NASDAQ Stock Market (U.S. Companies), and NASDAQ Bank Stocks.


                         SHAREHOLDER PROPOSALS
                        FOR 2000 ANNUAL MEETING
                        -----------------------

   Proposals by Shareholders intended to be presented at the 2000 Annual meeting of Shareholders must be received by the Secretary of the Company no later than November 9, 1999, to be included in the Company's proxy, notice of meeting and proxy statement relating to such meeting and should be mailed to Peoples Bancorp Inc., 138 Putnam Street, Marietta, Ohio 45750, Attention:
Secretary. If a Shareholder intends to present a proposal at the 2000 Annual Meeting of Shareholders, but has not sought the inclusion of such proposal in the Company's proxy, notice of meeting and proxy statement, such proposal must be received by the Secretary of the Company prior to January 23, 2000 or the Company's management proxies for the 2000 Annual Meeting will be entitled to use their discretionary voting authority should such proposal then be raised, without any discussion of the matter in the Company's proxy, notice of meeting or proxy statement.


             NOTIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
             ---------------------------------------------------

   The Board of Directors of the Company appointed the accounting firm of Ernst & Young LLP to serve as independent auditors of the Company for the 1998 fiscal year.

   Independent auditors for the 1999 fiscal year have not been selected. The Board of Directors has historically appointed independent auditors at the meeting held immediately following the Annual Meeting and intends to do so this year.

   The Board of Directors expects that representatives of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.


                            OTHER MATTERS
                            -------------

   As of the date of this Proxy Statement, the Board of Directors knows of no other business to be presented for action by the shareholders at the 1999 Annual Meeting of Shareholders other than as set forth in this Proxy Statement. However, if any other matter is properly presented at the Annual Meeting, or at any adjournment(s), it is intended that the persons named in the enclosed proxy may vote the common shares represented by such proxy on such matters in accordance with their best judgment in light of the conditions then prevailing.

   It is important that proxies be voted and returned promptly; therefore, shareholders who do not expect to attend the Annual Meeting in person are urged to fill in, sign and return the enclosed proxy in the self-addressed envelope furnished herewith.


                                  By Order of the Board of Directors


                                  /s/ ROBERT E. EVANS
                                      ---------------
                                      Robert E. Evans
                                      President and Chief Executive Officer



                         PEOPLES BANCORP INC.
                PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON APRIL 15, 1999

The undersigned holder (s) of common shares of Peoples Bancorp Inc. (the "Company") hereby constitutes and appoints Robert E. Evans and Joseph H.
Wesel or either of them, the Proxy or Proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on Thursday, April 15, 1999, in the Mississippi Delta Room, Lafayette Hotel, 101 Front Street, Marietta, Ohio, at 9:30 a.m., local time, and any adjournment(s) thereof, and to vote all of the common shares of the Company which the undersigned is entitled to vote at such Annual Meeting or at any adjournment(s) thereof:

1. The election as Directors of the Company of all of the nominees listed below (except as marked to the contrary):

   ___ FOR election as Directors of the Company of all of the nominees listed below (except as marked to the contrary).*

   ___ WITHHOLD AUTHORITY to vote for all of the nominees below.

   ___ FOR ALL EXCEPT nominee written below.


   Frank L. Christy        Rex E. Maiden           Joseph H. Wesel

      *(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.


       ________________________________________________________________



2. In their discretion, the Proxies are authorized to vote upon such other matters (none known at the time of solicitation of this proxy) as may properly come before the Annual Meeting or any adjournment(s) thereof.

   WHERE A CHOICE IS INDICATED, THE COMMON SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED OR NOT VOTED AS SPECIFIED. IF NO CHOICE IS INDICATED, THE COMMON SHARES REPRESENTED BY THIS PROXY WILL
   BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN ITEM NO. 1 AS DIRECTORS OF THE COMPANY. IF ANY OTHER MATTERS OR ANY ADJOURNMENT(S) THEREOF OR IF
   A NOMINEE FOR ELECTION AS A DIRECTOR NAMED IN THE PROXY STATEMENT IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE COMMON SHARES REPRESENTED
   BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH MATTERS OR FOR SUCH SUBSTITUTE NOMINEE(S) AS THE DIRECTORS MAY RECOMMEND.

   All proxies previously given or executed by the undersigned are hereby revoked. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for the April 15, 1999 meeting and the Annual Report of the Company for the fiscal year ended December 31, 1998.

                Dated: __________________________________________, 1999


                _________________________________________________
                Signature of Shareholder(s)

                _________________________________________________
                Signature of Co-holder(s)